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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                     January 18, 2000 (January 14, 2000)







                          AMERICAN PAD & PAPER COMPANY
             (Exact name of registrant as specified in its charter)

                         Commission file number 1-11803


         Delaware                                              04-3164298
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                             Identification No.)

17304 Preston Road, Suite 700, Dallas, TX                        75252-5613
(Address of principal executive offices)                         (Zip Code)

       Registrant's telephone number, including area code: (972) 733-6200






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
Item 5.  Other Events.

     On January 14, 2000, American Pad & Paper Company (OTCBB:AMPP) (AP&P) announced today that it has filed a petition in the United States Bankruptcy Court in Delaware to convert the involuntary Chapter 11 petition filed by its bondholders on January 10, 2000, to a voluntary Chapter 11 proceeding under the Federal Bankruptcy Code. AP&P is seeking protection under Chapter 11 to ensure that day-to-day operations continue normally. To ensure liquidity throughout this period, AP&P has received a commitment for $65 million of debtor-in-possession (DIP) financing from a group of its current bank lenders.

This press release is incorporated herein as Exhibit 99.036

     On January 18, 2000, American Pad & Paper Company (OTCBB:AMPP) (AP&P) announced the resignation of James V. Heim, President of its AMPAD Division. Mr. Heim has resigned to assume the role of Chief Executive Officer of an internet based company outside the office products industry. James W. Swent III, Chief Executive Officer of American Pad & Paper will assume the role of acting president of the AMPAD division. Mr. Heim joined American Pad & Paper in December 1998 from American Safety Razor.



Exhibit

99.36 Press release by the Company dated January 14, 2000.







                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         American Pad & Paper Company



January 16, 2000                         /s/ David N. Pilotte
Date                                     David N. Pilotte
                                         Vice President and Corporate Controller
                                         Principal Accounting Officer




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                                                                  Exhibit 99.036
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News Release


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For Immediate release                                     CONTACT: Mark Lipscomb
                                                                  (972) 733-5415


          AMERICAN PAD & PAPER FILES FOR PROTECTION UNDER CHAPTER 11
                     $65 MILLION OF DIP FINANCING COMMITTED

             Dallas, January 14, 2000 - American Pad & Paper Company (OTCBB:AMPP) (AP&P) announced today that it has filed a petition in the United States Bankruptcy Court in Delaware to convert the involuntary Chapter 11 petition filed by its bondholders on January 10, 2000 to a voluntary Chapter 11 proceeding under the Federal Bankruptcy Code. AP&P is seeking protection under Chapter 11 to ensure that day-to-day operations continue normally. The Company plans to pursue various strategic and financial alternatives, including asset sales and restructuring the Company's debt. As previously announced, the Company has retained Lazard Freres & Co. LLC as advisors to assist it in this process.

         To ensure liquidity throughout this period, AP&P has received a commitment for $65 million of debtor-in-possession (DIP) financing from a group of its current bank lenders. This commitment of DIP financing exhibits the continuing support of the Company's existing bank group. The Company expects the DIP financing to be approved by the court at a hearing early next week. Funds will then be available to the Company to fulfill future obligations associated with operating its business during the bankruptcy.

         AP&P said that the Chapter 11 filing should have little impact on customers and employees. The Company has sought and expects to receive the Court's approval to continue payment of employee salaries, wages and benefits without interruption. The DIP financing will enable the Company to pay for the delivery of goods and services and continue to build inventory necessary to meet customer requirements.

         "Our focus throughout this process has been to try to maximize value for all of the Company's stakeholders," stated James W. Swent III, Chief Executive Officer. "While we initially felt that progress was being made in the negotiations with the bank group and bondholders, unfortunately these discussions did not yield a consensual solution. After exploring all available alternatives, we believe that converting the bondholders' involuntary Chapter 11 petition to a voluntary Chapter 11 proceeding presents the most effective means to restructure our debt while safeguarding the interests of all involved. The DIP financing agreement will provide liquidity for our daily operations during the reorganization period and will help to ensure that our customers continue to receive the products and level of service they have come to expect from AP&P."

         "During the past year, the AP&P team has made good progress in our turnaround initiatives, but our revenue levels have not been sufficient to service our current debt structure," said Mr. Swent. "Our primary suppliers, the paper mills, have continued to provide a high level of support and remain key business partners. We look forward to the continued support of all our stakeholders as we move through this process."

         American Pad & Paper Co., which invented the legal pad in 1888, is a leading manufacturer and marketer of paper-based office products in North America. Product offerings include envelopes, writing pads, file folders, machine papers, greeting cards and other office products. The key operating divisions of the Company are Williamhouse, AMPAD, and Creative Card. Company revenues in 1998 were $662 million, additional information is available on the Company's Website at http://www.americanpad.com.

         This release contains forward-looking statements relating to future results. Actual results may differ significantly from these statements due to risk factors including, but not limited to the following: changing business and economic conditions; changes in customer order patterns, including loss of key customers, order cancellations or reduced sales; price and product competition; manufacturing risks; raw material availability and price changes; excess or obsolete inventory; the loss of key personnel and new product development, including acceptance of new products. Additional information, which could affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

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